UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2008, Newpark Resources Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Paul L. Howes, its President and Chief Executive Officer (the “Amended Agreement”), modifying the existing Employment Agreement dated March 22, 2006, as amended by the Amendment to Employment Agreement dated June 7, 2006, between the Company and Mr. Howes (as amended, the “Original Agreement”).

While the Amended Agreement includes additional changes, the primary purposes of the Amended Agreement are to extend the employment term and to make technical changes regarding certain payments under the Original Agreement which are designed to conform to the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”). The changes made as a result of Section 409A of the Code relate to recent regulatory guidance governing the federal income taxation of certain deferred compensation.

In addition to the technical changes intended to conform to Section 409A of the Code, the initial term of employment was extended from three years to five years, ending on March 31, 2011, subject to successive one-year renewal terms. The Amended Agreement provides for an annual salary of $486,000. While this is an increase from the amount set forth in the Original Agreement, this is consistent with Mr. Howes’ annualized 2008 salary as previously disclosed in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 25, 2008 (“2008 Proxy Statement”). The Amended Agreement also reflects that Mr. Howes is entitled to receive under the Company’s 2003 Executive Incentive Plan a cash bonus of between eighty percent (80%) and one hundred sixty percent (160%) of his annual base salary based upon satisfaction of performance criteria established by the Compensation Committee of the Board. Although this is an increase from the percentages set forth in the Original Agreement as well as those reflected in the 2008 Proxy Statement for the 2007 fiscal year, the increased percentages reflect the modifications approved by the Compensation Committee of the Board in 2008. Additionally, to reflect the relocation of the Company’s headquarters, the Amended Agreement is now governed by the laws of the State of Texas rather than the laws of the State of Louisiana.

The Amended Agreement also incorporates a provision approved by the Compensation Committee of the Board in April of 2008 which provides that the Company will pay Mr. Howes an additional amount (a “280G Gross-Up Payment”) needed to cover any excise tax incurred as a result of any payments or benefits received in certain situations pursuant to the Amended Agreement and will reimburse Mr. Howes for the federal, state and local income tax, employment tax and excise tax incurred on such 280G Gross-Up Payment. This 280G Gross-Up Payment is consistent with similar benefits previously approved at the same time for the Company’s other executive officers under the terms of their change of control agreements, and which was previously disclosed in the Company’s 2008 Proxy Statement . Consistent with the benefits afforded to the other executive officers, the amendment includes a sunset provision such that the 280G Gross-Up Payment provision will terminate if a change in control has not occurred on or before April 23, 2013.

The foregoing summary is qualified in its entirety by reference to the text of the Amended Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Paul L. Howes dated December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: January 7, 2009	By:	/s/ James E. Braun
James E. Braun, Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Paul L. Howes dated December 31, 2008.